Exhibit (P) 1.47

Effective February 1, 2005

CODE OF ETHICS AND CONDUCT

T. ROWE PRICE GROUP, INC.

AND ITS AFFILIATES

CODE OF ETHICS AND CONDUCT

OF

T. ROWE PRICE GROUP, INC. AND

ITS AFFILIATES

TABLE OF CONTENTS

Page
GENERAL POLICY STATEMENT	1-1

Purpose of Code of Ethics and Conduct	1-1

Persons and Entities Subject to the Code	1-2

Definition of Supervised Persons	1-2

Status as a Fiduciary	1-2

Adviser Act Requirements for Supervised Persons	1-3

NASDAQ Requirements	1-3

What the Code Does Not Cover	1-3

Sarbanes-Oxley Codes	1-4

Compliance Procedures for Funds and Federal Advisers	1-4

Compliance with the Code	1-4

Questions Regarding the Code	1-4

STANDARDS OF CONDUCT OF PRICE GROUP AND ITS PERSONNEL	2-1

Allocation of Client Brokerage	2-1

Annual Verification of Compliance	2-1

Antitrust	2-1; 7-1

Anti-Money Laundering	2-1

Compliance with Copyright and Trademark Laws	2-1; 5-1

Computer Security	2-1; 6-1

Conflicts of Interest	2-2

Relationships with Profitmaking Enterprises	2-2

Service with Nonprofitmaking Organizations	2-2

Relationships with Financial Service Firms	2-3

Existing Relationships with Potential Vendors	2-3

Conflicts in Connection with Proxy Voting	2-3

Confidentiality	2-4

i-1

Internal Operating Procedures and Planning	2-4

Clients Fund Shareholders, and TRP Brokerage Customers	2-4

Investment Advice	2-4

Investment Research	2-5

Employee Information	2-5

Information about the Price Funds	2-5

Understanding as to Clients’ Accounts and Company Records at Time of Termination of Association	2-5

Health Insurance Portability and Accountability Act of 1996 (“HIPAA”)	2-6

Employment of Former Government Employees	2-6

Financial Reporting	2-6

Gifts and Gratuities	2-6

Receipt of Gifts	2-6

Giving of Gifts	2-7

Additional Requirements for the Giving of Gifts in Connection with the Broker/Dealer	2-8

Entertainment	2-8

Research Trips	2-9

Other Payments from Brokers, Portfolio Companies, and Vendors	2-9

Health and Safety in the Workplace	2-10

Human Resources	2-10

Equal Opportunity	2-10

Drug Free and Alcohol Free Environment	2-10

Past and Current Litigation	2-10

Policy Against Harassment and Discrimination	2-11

Illegal Payments	2-11

Inside Information	2-11

Investment Clubs	2-11

Marketing and Sales Activities	2-12

Political Activities and Contributions	2-12

Lobbying	2-13

Protection of Corporate Assets	2-13

Quality of Services	2-14

i-2

Record Retention	2-14

Referral Fees	2-14

Release of Information to the Press	2-14

Responsibility to Report Violations	2-15

General Obligation	2-15

Sarbanes-Oxley Whistleblower Procedures	2-15

Sarbanes-Oxley Attorney Reporting Requirements	2-15

Service as Trustee, Executor or Personal Representative	2-15

Speaking Engagements and Publications	2-16

Appendix A	2A

STATEMENT OF POLICY ON MATERIAL, INSIDE (NON-PUBLIC) INFORMATION	3-1

APPENDIX B	3B

STATEMENT OF POLICY ON SECURITIES TRANSACTIONS	4-1

STATEMENT OF POLICY WITH RESPECT TO COMPLIANCE WITH COPYRIGHT AND TRADEMARK LAWS	5-1

STATEMENT OF POLICY WITH RESPECT TO COMPUTER SECURITY AND RELATED ISSUES	6-1

STATEMENT OF POLICY ON COMPLIANCE WITH ANTITRUST LAWS	7-1

STATEMENT OF POLICIES AND PROCEDURES ON PRIVACY	8-1

February, 2005

i-3

CODE OF ETHICS AND CONDUCT

OF

T. ROWE PRICE GROUP, INC.

AND ITS AFFILIATES

INDEX

Access Persons	4-3

Activities, Political	2-12

Adviser Act Requirements for Supervised Persons	1-3

Advisory Board Membership for Profitmaking Enterprise	2-2

Alcohol Free Environment	2-10

Allocation of Client Brokerage	2-1

Antitrust	2-1;7-1

Anti-Money Laundering	2-1

Annual Disclosure by Access Persons	4-31

Annual Verification of Compliance	2-1

Assets, Protection of Corporate	2-13

Association of Investment Management and Research (“AIMR”)	2-12

Beneficial Ownership	4-5

Chief Compliance Officer	2-15

Chinese Wall	3-12

Clients’ Accounts and Company Records	2-5

Client Brokerage, Allocation of	2-1

Clients, Shareholders and Brokerage Customers	2-4

Client Limit Orders	4-27

Code Compliance Section	1-1

Code of Ethics and Conduct, Compliance with	1-4

Code of Ethics and Conduct, Purpose of	1-1

Code of Ethics and Conduct, Questions Regarding	1-4

Code of Ethics and Conduct, Persons and Entities Subject to	1-2

Co-Investment with Client Investment Partnerships	4-24

Commodity Futures Contracts	4-10

ii-1

Compliance Procedures, Funds and Federal Advisers	1-4

Computer Security	2-1; 6-1

Conduct, Standards of, Price Group and its Personnel	2-1

Confidentiality/Privacy	2-4; 8-1

Confidentiality of Computer Systems Activities and Information	6-1

Conflicts of Interest	2-2

Contributions, Political	2-12

Copyright Laws, Compliance with	2-1; 5-1

Corporate Assets, Protection of	2-13

Criminal Justice Act 1993	3-8

Data Privacy and Protection	6-2

Drug Free Environment	2-10

Employment of Former Government Employees	2-6

Entertainment	2-8

Equal Opportunity	2-10

Excessive Trading, Mutual Funds Shares	4-2

Exchange Traded Funds (“ETFs”)	4-13

Exchange—Traded Index Options	4-27

Executor, Service as	2-15

Fees, Referral	2-14

Fiduciary, Price Advisers’ Status as a	1-2; 4-1

Financial Reporting	2-6

Financial Service Firms, Relationships with	2-3

Financial Services and Markets Act 2000	3-8; 3-11

Front Running	4-1

Gambling Related to Securities Markets	4-30

General Policy Statement	1-1

Gifts, Giving	2-7

Gifts, Receipt of	2-6

Government Employees, Employment of Former	2-6

Harassment and Discrimination, Policy Against	2-11

Health and Safety in the Workplace	2-10

Health Insurance Portability and Accountability Act of 1996 (“HIPAA”)	2-6

ii-2

iTrade	4-15; 4-17

Illegal Payments	2-11

Independent Directors of Price Funds, Reporting	4-22

Independent Directors of Price Group, Reporting	4-24

Independent Directors of Savings Bank, Transaction Reporting	4-25

Information, Release to the Press	2-14

Initial Public Offerings	4-13; 4-15

Inside Information	2-11; 3-1

Insider Trading and Securities Fraud Enforcement Act of 1988	3-1; 4-1

Interest, Conflicts of	2-2

Intermediaries, Restrictions on Holding Price Funds Through by Access Persons	4-11

Internal Operating Procedures and Planning	2-4

Internet, Access to	6-4

Investment Advice	2-4

Investment Clubs	2-12; 4-25

Investment Personnel	4-4

Investment Personnel, Reporting of Open-end Investment Company Holdings by	4-31

Investment Research	2-5

Large Issuer/Volume Transactions	4-26

Litigation, Past and Current	2-10

Lobbying	2-13

Margin Accounts	4-26

Market Timing, Mutual Fund Shares	4-2

Marketing and Sales Activities	2-12

Mutual Fund Shares, Excessive Trading of	4-2

NASDAQ Requirements	1-3

Non-Access Persons	4-4

Nonprofitmaking Organizations, Service with	2-2

Open-End Investment Company Holdings, Reporting by Investment Personnel	4-31

Options and Futures	4-28

Payments from Brokers, Portfolio Companies, and Vendors	2-9

Payments, Illegal	2-11

Personal Securities Holdings, Disclosure of by Access Persons	4-30

ii-3

Personal Representative, Service as	2-15

Political Action Committee (“PAC”)	2-13

Political Activities and Contributions	2-12

Press, Release of Information to the	2-14

Price Funds Held Through Intermediaries	4-11

Price Funds Held on Price Platforms or Through TRP Brokerage	4-11

Price Group, Standards of Conduct	2-1

Price Group Stock, Transactions in	4-6

Price Platforms	4-11

Prior Transaction Clearance of Securities Transactions (other than Price Group stock)	4-13

Prior Transaction Clearance Denials, Requests for Reconsideration	4-18

Privacy Policies and Procedures	8-1

Private Placement, Investment In	4-14; 4-16

Private Placement Memoranda	3-13

Profitmaking Enterprises, Relationships with	2-2

Protection of Corporate Assets	2-13

Publications	2-16

Quality of Services	2-14

Questions Regarding the Code	1-4

Rating Changes on Security	4-18; 4-26

Record Retention	2-14

Referral Fees	2-14

Regulation FD	3-7

Release of Information to the Press	2-14

Reportable Funds	4-11

Reporting by Independent Directors of the Price Funds	4-22

Reporting by Independent Directors of Price Group	4-24

Reporting by Independent Directors of the Savings Bank	4-25

Reporting, Financial	2-6

Reporting, Price Group Stock Transactions	4-8

Reporting, Securities Transactions (other than Price Group stock) (not Independent Directors)	4-20

Reporting Violations	2-15

ii-4

Research Trips	2-9

Restricted List	3-12

Retention of Code	1-1

Retention, Record	2-14

Rule 10b5-l	3-6

Rule 10b5-2	3-4

Safety and Health in the Workplace	2-10

Sales and Marketing Activities	2-12

Sanctions	1-4; 4-32

Sarbanes-Oxley Attorney Reporting Requirements	2-15

Sarbanes-Oxley Codes	1-4

Sarbanes-Oxley Whistleblower Procedures	2-15

Savings Bank	4-1

Section 529 College Investment Plans, Reporting	4-12; 4-21

Securities Accounts, Notification of	4-19

Securities Transactions, Reporting of (other than Price Group stock) (not Independent Directors)	4-20

Services, Quality of	2-14

Short Sales	4-29

Sixty (60) Day Rule	4-29

Software Programs, Application of Copyright Law	6-8

Speaking Engagements	2-16

Standards of Conduct of Price Group and its Personnel	2-1

Statement, General Policy	1-1

Supervised Persons, Adviser Act Requirements for	1-3

Supervised Persons, Definition of	1-2

T. Rowe Price Platform	4-11

Trademark Laws, Compliance with	2-l; 5-l

Temporary Workers, Application of Code to	1-2; 4-3

Termination of Association	2-5

Trading Activity, Generally	4-26

Trading Activity, Mutual Fund Shares	4-2

Trading Price Funds on Price Platforms/Brokerage	4-11

ii-5

Trading Price Funds Through Intermediaries	4-11

Trips, Research	2-9

Trustee, Service as	2-15

Vendors, Relationships with Potential	2-3

Violations, Responsibility to Report	2-15

Waiver for Executive Officer, Reporting of	1-3

Watch List	3-12

Whistleblower Procedures, Sarbanes-Oxley	2-15

February, 2005

ii-6

CODE OF ETHICS AND CONDUCT

OF

T. ROWE PRICE GROUP, INC.

AND ITS AFFILIATES

GENERAL POLICY STATEMENT

Purpose of Code of Ethics and Conduct. As a global investment management firm, we are considered a fiduciary to many of our clients and owe them a duty of undivided loyalty. Our clients entrust us with their financial well-being and expect us to always act in their best interests. Over the 67 years of our Company’s history, we have earned a reputation for fair dealing, honesty, candor, objectivity and unbending integrity. This has been possible by conducting our business on a set of shared values and principles of trust.

In order to educate our personnel, protect our reputation, and ensure that our tradition of integrity remains as a principle by which we conduct business, T. Rowe Price Group, Inc. (“T. Rowe Price,” “Price Group” or “Group”) has adopted this Code of Ethics and Conduct (“Code”). Our Code establishes standards of conduct that we expect each associate to fully understand and agree to adopt. As we are in a highly regulated industry, we are governed by an ever-increasing body of federal, state, and international laws as well as countless rules and regulations which, if not observed, can subject the firm and its employees to regulatory sanctions. In total, our Code contains 26 separate Standards of Conduct as well as the following separate Statements of Policy:

1.	Statement of Policy on Material, Inside (Non-Public) Information

2.	Statement of Policy on Securities Transactions

3.	Statement of Policy with Respect to Compliance with Copyright and Trademark Laws

4.	Statement of Policy with Respect to Computer Security and Related Issues

5.	Statement of Policy on Compliance with Antitrust Laws

6.	Statement of Policies and Procedures on Privacy

A copy of this Code will be retained by the Code Administration and Regulatory Reporting Section of Group Compliance in Baltimore (“Code Compliance Section”) for five years from the date it is last in effect. While the Code is intended to provide you with guidance and certainty as to whether or not certain actions or practices are permissible, it does not cover every issue that you may face. The firm maintains other compliance-oriented manuals and handbooks that may be directly applicable to your specific responsibilities and duties. Nevertheless, the Code should be viewed as a guide for you and the firm as to how we jointly must conduct our business to live up to our guiding tenet that the interests of our clients and customers must always come first.

Each new employee will be provided with a copy of the current Code and all employees will be provided with a copy of the Code annually and whenever it is materially amended. In these instances, each employee will be required to provide Price Group with a written acknowledgement of his or her receipt of the Code and its amendments on at least an annual basis. All written acknowledgements will be retained as required by the Investment Advisers Act of 1940 (the “Advisers Act.”) The current Code is also posted on the firm’s intranet under Corporate/Legal so that it is easily accessible by employees at any time.

1-1

Please read the Code carefully and observe and adhere to its guidance.

Persons and Entities Subject to the Code. The following entities and individuals are subject to the Code:

•	Price Group

•	The subsidiaries and affiliates of Price Group

•	The officers, directors and employees of Group and its affiliates and subsidiaries

Unless the context otherwise requires, the terms “Price Group” and “Group” refer to Price Group and all its affiliates and subsidiaries.

In addition, the following persons are subject to the Code:

1.	All temporary workers hired on the Price Group payroll (“TRP Temporaries”);

2.	All agency temporaries whose assignments at Price Group exceed four weeks or whose cumulative assignments exceed eight weeks over a twelve-month period;

3.	All independent or agency-provided consultants whose assignments exceed four weeks or whose cumulative assignments exceed eight weeks over a twelve-month period and whose work is closely related to the ongoing work of Price Group employees (versus project work that stands apart from ongoing work); and

4.	Any contingent worker whose assignment is more than casual in nature or who will be exposed to the kinds of information and situations that would create conflicts on matters covered in the Code.

The independent directors of Price Group, the Price Funds and the Savings Bank are subject to the principles of the Code generally and to specific provisions of the Code as noted.

Definition of Supervised Persons. Under the Advisers Act, the officers, directors (or other persons occupying a similar status or performing similar functions) and employees of the Price Advisers, as well as any other persons who provide advice on behalf of a Price Adviser and are subject to the Price Adviser’s supervision and control are “Supervised Persons.”

Status as a Fiduciary. Several of Price Group’s subsidiaries are investment advisers registered with the United States Securities and Exchange Commission (“SEC”). These include T. Rowe Price Associates, Inc. (“TRPA”), T. Rowe Price International, Inc. (“TRPI”), T. Rowe Price Stable Asset Management, Inc. (“SAM”), T. Rowe Price Advisory Services, Inc. (“TRPAS”), T. Rowe Price Canada, Inc. (“TRP Canada”), T. Rowe Price Global Investment Services Limited (“TRPGIS”) and T. Rowe Price Global Asset Management Limited (“TRPGAM”). TRPI, TRPGIS, and TRPGAM are also registered with the United Kingdom’s Financial Services Authority (“FSA”). TRPI is also registered with the Hong Kong Securities and Futures Commission (“SFC”) and the Monetary Authority of Singapore (“MAS”) and TRPGIS is also subject to regulation by both the Kanto Local Finance Bureau (“KLFB”) and the Financial Services Agency (“FSA Japan”) in

1-2

Japan. All advisers affiliated with Group will be referred to collectively as the “Price Advisers” unless the context otherwise requires. The Price Advisers will register with additional securities regulators as required by their respective businesses. The primary responsibility of the Price Advisers is to render to their advisory clients on a professional basis unbiased advice regarding their clients’ investments. As investment advisers, the Price Advisers have a fiduciary relationship with all of their clients, which means that they have an absolute duty of undivided loyalty, fairness and good faith toward their clients and mutual fund shareholders and a corresponding obligation to refrain from taking any action or seeking any benefit for themselves which would, or which would appear to, prejudice the rights of any client or shareholder or conflict with his or her best interests.

Adviser Act Requirements for Supervised Persons. The Advisers Act requires investment advisers to adopt codes that:

•	establish a standard of business conduct, applicable to Supervised Persons, reflecting the fiduciary obligations of the adviser and its Supervised Persons;

•	require Supervised Persons to comply with all applicable securities laws, including:

•	Securities Act of 1933

•	Securities Exchange Act of 1934

•	Sarbanes Oxley Act of 2002

•	Investment Company Act of 1940

•	Investment Advisers Act of 1940

•	Gramm-Leach-Bliley Privacy Act

•	Any rules adopted by the SEC under any of the foregoing Acts; and

•	Bank Secrecy Act as it applies to mutual funds and investment advisers and any rules adopted under that Act by the SEC or the United States Department of the Treasury;

•

require Supervised Persons to report violations of the code promptly to the adviser’s chief compliance officer or his or her designee if the chief compliance officer also receives reports of all violations; and

•

require the adviser to provide each Supervised Person with a copy of the code and any amendments and requiring Supervised Persons to provide the adviser with written acknowledgement of receipt of the code and any amendments.

Price Group applies these requirements to all persons subject to the Code, including all Supervised Persons.

NASDAQ Requirements. In 2003, The Nasdaq Stock Market, Inc. (“NASDAQ”) adopted amendments to its rules to require listed companies to adopt a Code of Conduct for all directors, officers, and employees. Price Group is listed on NASDAQ. This Code is designed to fulfill this requirement. A waiver of this Code for an executive officer of T. Rowe Price Group, Inc. must be granted by Group’s Board of Directors and reported as required by the pertinent NASDAQ rule.

What the Code Does Not Cover. The Code was not written for the purpose of covering all policies, rules and regulations to which personnel may be subject. For example, T. Rowe Price Investment Services, Inc. (“Investment Services”) is a member of the National Association of Securities Dealers, Inc. (“NASD”) and, as such, is required to maintain written supervisory

1-3

procedures to enable it to supervise the activities of its registered representatives and associated persons to ensure compliance with applicable securities laws and regulations and with the applicable rules of the NASD. In addition, TRPI, TRPGAM and TRPGIS are subject to the rules and regulations of FSA and TRPI is also subject to the rules and regulations of the SFC and MAS. TRPGIS is also subject to the rules and regulations of the KLFB.

Sarbanes-Oxley Codes. The Principal Executive and Senior Financial Officers of Price Group and the Price Funds are also subject to Codes (collectively the “S-O Codes”) adopted to bring these entities into compliance with the applicable requirements of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”). These S-O Codes, which are available along with this Code on the firm’s intranet site under Corporate/Legal/Codes of Ethics, are supplementary to this Code, but administered separately from it and each other.

Compliance Procedures for Funds and Federal Advisers. Under Rule 38a-1 of the Investment Company Act of 1940, each fund board is required to adopt written policies and procedures reasonably designed to prevent the fund from violating federal securities laws. These procedures must provide for the oversight of compliance by the fund’s advisers, principal underwriters, administrators and transfer agents. Under Rule 206(4)-7 of the Investment Advisers Act of 1940, it is unlawful for an investment adviser to provide investment advice unless it has adopted and implemented policies and procedures reasonably designed to prevent violations of federal securities laws by the adviser and its supervised persons.

Compliance with the Code. Strict compliance with the provisions of this Code is considered a basic condition of employment or association with the firm. An employee may be required to surrender any profit realized from a transaction that is deemed to be in violation of the Code. In addition, a breach of the Code may constitute grounds for disciplinary action, including fines and dismissal from employment. Employees may appeal to the Management Committee any ruling or decision rendered with respect to the Code. The names of the members of the Management Committee are included in Appendix A to this Code.

Questions Regarding the Code. Questions regarding the Code should be referred as follows:

1.	Standards of Conduct of Price Group and Its Personnel: the Chairperson of the Ethics Committee, the Director of Human Resources, or the TRP International Compliance Team.

2.	Statement of Policy on Material, Inside (Non-Public) Information: Legal Department in Baltimore (“Legal Department”) or the TRP International Compliance Team.

3.	Statement of Policy on Securities Transactions: For U.S. personnel: the Chairperson of the Ethics Committee or his or her designee; for International personnel: the TRP International Compliance Team.

4.	Statement of Policy with Respect to Compliance with Copyright and Trademark Laws: Legal Department.

5.	Statement of Policy with Respect to Computer Security and Related Issues: Enterprise Security, the Legal Department or the TRP International Compliance Team.

6.	Statement of Policy on Compliance with Antitrust Laws: Legal Department.

1-4

5.	Statement of Policies and Procedures on Privacy: Legal Department or the TRP International Compliance Team.

For additional information, consult Appendix A following the Standards of Conduct section of the Code.

February, 2005

1-5

STANDARDS OF CONDUCT OF PRICE GROUP AND ITS PERSONNEL

Allocation of Client Brokerage. The policies of each of the Price Advisers with respect to the allocation of client brokerage are set forth in Part II of Form ADV of each of the Price Advisers. The Form ADV is each adviser’s registration statement filed with the SEC. It is imperative that all employees — especially those who are in a position to make recommendations regarding brokerage allocation, or who are authorized to select brokers that will execute securities transactions on behalf of our clients — read and become fully knowledgeable concerning our policies in this regard. Any questions regarding any of the Price Advisers’ allocation policies for client brokerage should be addressed to the designated contact person(s) of the U.S. Equity or Fixed Income or the International Committee, as appropriate. See Appendix A.

Annual Verification of Compliance. Each year, each person subject to the Code (see p. 1-2) is required to complete a Verification Statement regarding his or her compliance with various provisions of this Code, including its policies on personal securities transactions and material, inside information. In addition, each Access Person (defined on p. 4-3), except the independent directors of the Price Funds, must file an initial and annual Personal Securities Report (see pp. 4-30 and 4-31).

Antitrust. The United States antitrust laws are designed to ensure fair competition and preserve the free enterprise system. The United Kingdom and the European Union have requirements based on similar principals. Some of the most common antitrust issues with which an employee may be confronted are in the areas of pricing (adviser fees) and trade association activity. To ensure its employees’ understanding of these laws, Price Group has adopted a Statement of Policy on Compliance with Antitrust Laws. All employees should read and understand this Statement (see page 7-1).

Anti-Money Laundering. Certain subsidiaries of Price Group are subject to United States or United Kingdom laws and regulations regarding the prevention and detection of money laundering. For example, under the U.S. Patriot Act, the affected subsidiaries must develop internal policies, procedures and controls to combat money laundering, designate a Compliance Officer for the anti-money laundering program, implement employee training in this area, and ensure that an independent review of the adequacy of controls and procedures in this area occurs annually. In addition, the anti-money laundering program must include a Customer Identification Program (“CIP”). Each of these entities has specific procedures in this area, by which its employees must abide.

Compliance with Copyright and Trademark Laws. To protect Price Group and its employees, Price Group has adopted a Statement of Policy with Respect to Compliance with Copyright and Trademark Laws. You should read and understand this Statement (see page 5-1).

Computer Security. Computer systems and programs play a central role in Price Group’s operations. To establish appropriate computer security to minimize potential for loss or disruptions to our computer operations, Price Group has adopted a Statement of Policy with Respect to Computer Security and Related Issues. You should read and understand this Statement (see page 6-1).

2-1

Conflicts of Interest. All employees must avoid placing themselves in a “compromising position” where their interests may be in conflict with those of Price Group or its clients.

Relationships with Profitmaking Enterprises. Depending upon the circumstances, an employee may be prohibited from creating or maintaining a relationship with a profitmaking enterprise. In all cases, written approval must be obtained as described below.

General Prohibitions. Employees are generally prohibited from serving as officers or directors of issuers that are approved or likely to be approved for purchase in our firm’s client accounts. In addition, an employee may not accept outside employment that will require him or her to become registered (or duly registered) as a representative of an unaffiliated broker/dealer, investment adviser or an insurance broker or company unless approval to do so is first obtained in writing from the Chief Compliance Officer of the broker/dealer. An employee also may not become independently registered as an investment adviser.

Approval Process. Any outside business activity, which may include a second job, appointment as an officer or director of or a member of an advisory board to a for-profit enterprise, or self employment, must be approved in writing by the employee’s supervisor. If the employee is a registered representative of Investment Services, he or she must also receive the written approval of the Chief Compliance Officer of the broker/dealer.

Review by Ethics Committee. If an employee contemplates obtaining an interest or relationship that might conflict or appear to conflict with the interests of Price Group, he or she must also receive the prior written approval of the Chairperson of the Ethics Committee or his or her designee and, as appropriate, the Ethics Committee itself. Examples of relationships that might create a conflict or appear to create a conflict of interest may include appointment as a director, officer or partner of or member of an advisory board to an outside profitmaking enterprise, employment by another firm in the securities industry, or self employment in an investment capacity. Decisions by the Ethics Committee regarding such positions in outside profitmaking enterprises may be reviewed by the Management Committee before becoming final. See below for a discussion of relationships with financial services firms.

Approved Service as Director or Similar Position. Certain employees may serve as directors or as members of creditors committees or in similar positions for non-public, for-profit entities in connection with their professional activities at the firm. An employee must receive the written permission of the Management Committee before accepting such a position and must relinquish the position if the entity becomes publicly held, unless otherwise determined by the Management Committee.

Service with Nonprofitmaking Organizations. Price Group encourages its employees to become involved in community programs and civic affairs. However, employees should not permit such activities to affect the performance of their job responsibilities.

Approval Process. The approval process for service with a nonprofitmaking organization varies depending upon the activity undertaken.

2-2

By Supervisor. An employee must receive the approval of his or her supervisor in writing before accepting a position as an officer, trustee or member of the Board of Directors of any non-profit organization.

By Ethics Committee Chairperson. If there is any possibility that the organization will issue and/or sell securities, the employee must also receive the written approval of the Chairperson of the Ethics Committee or his or her designee and, as appropriate, the Chief Compliance Officer of the broker/dealer before accepting the position.

Although individuals serving as officers, Board members or trustees for nonprofitmaking entities that will not issue or sell securities do not need to receive this additional approval, they must be sensitive to potential conflict of interest situations (e.g., the entity is considering entering a business relationship with a T. Rowe Price entity) and must contact the Chairperson of the Ethics Committee for guidance if such a situation arises.

Relationships with Financial Service Firms. In order to avoid any actual or apparent conflicts of interest, employees are prohibited from investing in or entering into any relationship, either directly or indirectly, with corporations, partnerships, or other entities that are engaged in business as a broker, a dealer, an underwriter, and/or an investment adviser. As described above, this prohibition extends to registration and/or licensure with an unaffiliated firm. This prohibition, however, is not meant to prevent employees from purchasing publicly traded securities of broker/dealers, investment advisers or other companies engaged in the mutual fund industry. Of course, all such purchases are subject to prior transaction clearance and reporting procedures, as applicable. This policy also does not preclude an employee from engaging an outside investment adviser to manage his or her assets.

If any member of an employee’s immediate family is employed by, or has a partnership interest in a broker/dealer, investment adviser, or other entity engaged in the mutual fund industry, the relationship must be reported to the Ethics Committee.

An ownership interest of .5% or more in any entity, including a broker/dealer, investment adviser or other company engaged in the mutual fund industry, must be reported to the Code Compliance Section. See p. 4-30.

Existing Relationships with Potential Vendors. If an employee is going to be involved in the selection of a vendor to supply goods or services to the firm, he or she must disclose the existence of any on-going personal or family relationship with any principal of the vendor to the Chairperson of the Ethics Committee in writing before becoming involved in the selection process.

Conflicts in Connection with Proxy Voting. If a portfolio manager or analyst with the authority to vote a proxy or recommend a proxy vote for a security owned by a Price Fund or a client of a Price Adviser has an immediate family member who is an officer or director or has a material business relationship with the issuer of the security, the portfolio manager

2-3

or analyst should inform the Proxy Committee of the relationship so that the Proxy Committee can assess any conflict of interest that may affect whether the proxy should or should not be voted in accordance with the firm’s proxy voting policies.

Confidentiality. The exercise of confidentiality extends to the major areas of our operations, including internal operating procedures and planning; clients, fund shareholders and TRP Brokerage customers; investment advice; investment research; and employee information. The duty to exercise confidentiality applies not only while an individual is associated with the firm, but also after he or she terminates that association.

Internal Operating Procedures and Planning. During the years we have been in business, a great deal of creative talent has been used to develop specialized and unique methods of operations and portfolio management. In many cases, we feel these methods give us an advantage over our competitors and we do not want these ideas disseminated outside our firm. Accordingly, you should be guarded in discussing our business practices with outsiders. Any requests from outsiders for specific information of this type should be cleared with the appropriate supervisor before it is released.

Also, from time to time management holds meetings in which material, non-public information concerning the firm’s future plans is disclosed. You should never discuss confidential information with, or provide copies of written material concerning the firm’s internal operating procedures or projections for the future to, unauthorized persons outside the firm.

Clients, Fund Shareholders, and TRP Brokerage Customers. In many instances, when clients subscribe to our services, we ask them to disclose fully their financial status and needs. This is done only after we have assured them that every member of our organization will hold this information in strict confidence. It is essential that we respect their trust. A simple rule for you to follow is that the names of our clients, fund shareholders, or TRP Brokerage customers or any information pertaining to their investments must never be divulged to anyone outside the firm, not even to members of their immediate families, and must never be used as a basis for personal trades over which you have beneficial interest or control.

In addition, the firm has adopted a specific Statement of Policies and Procedures on Privacy, which is part of this Code (see p. 8-1).

Investment Advice. Because of the fine reputation our firm enjoys, there is a great deal of public interest in what we are doing in the market. There are two major considerations that dictate why we must not provide investment “tips”:

•	From the point of view of our clients, it is not fair to give other people information which clients must purchase.

•

From the point of view of the firm, it is not desirable to create an outside demand for a stock when we are trying to buy it for our clients, as this will only serve to push the price up. The reverse is true if we are selling.

2-4

In light of these considerations, you must never disclose to outsiders our buy and sell recommendations, securities we are considering for future investment, or the portfolio holdings of our clients or mutual funds without specific firm authorization.

The practice of giving investment advice informally to members of your immediate family should be restricted to very close relatives. Any transactions resulting from such advice are subject to the prior transaction clearance (Access Persons only except for Price Group stock transactions, which require prior transaction clearance by all personnel) and reporting requirements (Access Persons and Non-Access Persons) of the Statement of Policy on Securities Transactions. Under no circumstances should you receive compensation directly or indirectly (other than from a Price Adviser or an affiliate) for rendering advice to either clients or non-clients.

Investment Research. Any report circulated by a research analyst is confidential in its entirety and should not be reproduced or shown to anyone outside of our organization, except our clients where appropriate. If a circumstance arises where it may be appropriate to share this information otherwise, the Chairperson of the Ethics Committee should be consulted first.

Employee Information. For business and regulatory purposes, the firm collects and maintains information (e.g., social security number, date of birth, home address) about its employees, temporaries and consultants. You may not use such information for any non-business or non-regulatory purpose or disclose it to anyone outside the firm without specific authorization from the Legal Department or the TRP International Compliance Team as appropriate.

Information about the Price Funds. The Price Funds have adopted policies and procedures with respect to the selective disclosure of information about the Price Funds and their portfolio holdings. These are set forth on the firm’s intranet under “Corporate/Legal/Manuals, Policies, Guidelines and Reference Materials/Portfolio Information Release Policy.” All Associates are charged with informing themselves of, and adhering to, these Policies and Procedures and may not release any information about the Price Funds that would be harmful to the Price Funds or their shareholders.

Understanding as to Clients’ Accounts and Company Records at Time of Termination of Association. The accounts of clients, mutual fund shareholders, and TRP Brokerage customers are the sole property of Price Group or one of its subsidiaries. This includes the accounts of clients for which one or more of the Price Advisers acts as investment adviser, regardless of how or through whom the client relationship originated and regardless of who may be the counselor for a particular client. At the time of termination of association with Price Group, you must: (1) surrender to Price Group in good condition any and all materials, reports or records (including all copies in your possession or subject to your control) developed by you or any other person that are considered confidential information of Price Group (except copies of any research material in the production of which you participated to a material extent); and (2) refrain from communicating, transmitting or making known to any person or firm any information relating to any materials or matters whatsoever that are considered by Price Group to be confidential.

2-5

You must use care in disposing of any confidential records or correspondence. Confidential material that is to be discarded should be placed in designated bins or should be torn up or shredded, as your department requires. If a quantity of material is involved, you should contact Document Management for instructions regarding proper disposal.

In addition, the firm has adopted a specific Statement of Policies and Procedures on Privacy, which is part of this Code (see p. 8-1).

HIPAA. The firm’s Flexible Benefits Plan has adopted a specific Privacy Notice regarding the personal health information of participants in compliance with the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). A copy of the HIPAA Privacy Notice can be found on the firm’s intranet under Corporate Human Resources/Benefits/HIPAA Privacy Notice.

Employment of Former Government Employees. United States laws and regulations govern the employment of former employees of the U.S. Government and its agencies, including the SEC. In addition, certain states have adopted similar statutory restrictions. Finally, certain states and municipalities that are clients of the Price Advisers have imposed contractual restrictions in this regard. Before any action is taken to discuss employment by Price Group of a former government or regulatory organization employee, whether in the United States or internationally, guidance must be obtained from the Legal Department.

Financial Reporting. Price Group’s records are maintained in a manner that provides for an accurate record of all financial transactions in conformity with generally accepted accounting principles. No false or deceptive entries may be made and all entries must contain an appropriate description of the underlying transaction. All reports, vouchers, bills, invoices, payroll and service records and other essential data must be accurate, honest and timely and should provide an accurate and complete representation of the facts. The Audit Committee of Price Group has adopted specific procedures regarding the receipt, retention and treatment of certain auditing and accounting complaints. See Responsibility to Report Violations at p. 2-15.

Gifts and Gratuities. The firm, as well as its employees and members of their families, should not accept or give gifts that might in any way create or appear to create a conflict of interest or interfere with the impartial discharge of our responsibilities to clients or place our firm in a difficult or embarrassing position. Such gifts would include gratuities or other accommodations from or to business contacts, brokers, securities salespersons, suppliers, clients, or any other individual or organization with whom our firm has or is considering a business relationship, but would not include certain types of business entertainment as described later in this section. If an employee accepts tickets to a sporting event, play or similar event from a business contact and is not accompanied to the event by the business contact or one or more of the business contact’s associates, the tickets are a gift, not business entertainment.

Receipt of Gifts. Personal contacts may lead to gifts that are offered on a friendship basis and may be perfectly proper. It must be remembered, however, that business relationships cannot always be separated from personal relationships and that the integrity of a business relationship is always susceptible to criticism in hindsight where gifts are received.

2-6

Under no circumstances may employees accept gifts from any business or business contact in the form of cash or cash equivalents. A gift certificate may only be accepted if used; it may not be converted to cash except for nominal amounts not consumed when the gift certificate is used.

There may be an occasion where it might be awkward to refuse a token non-cash expression of appreciation given in the spirit of friendship. In such cases, the value of all gifts received from a business contact should not exceed $100 in any twelve-month period; your department may also require that your supervisor approve the acceptance of a gift that meets the Code limitations. The value of a gift directed to the members of a department as a group may be divided by the number of the employees in that Department. A gift with a value of over $100 sent to the firm generally may be awarded to the winner of a random drawing open to all eligible employees. Supervisors should monitor how frequently specific business contacts offer tickets to firm personnel to avoid potential conflicts of interest. Tickets should not be accepted from a business contact or firm on a standing, recurring, or on-going basis.

Gifts received which are unacceptable according to this policy must be returned to the givers. Gifts should be received at your normal workplace, not your home. If you have any questions regarding whether a gift may be accepted, you should contact the Legal Department or the TRP International Compliance Team, as appropriate.

Giving of Gifts. An employee may not give a gift to a business contact in the form of cash or cash equivalents, including gift certificates redeemable for cash other than nominal amounts not consumed when the gift certificate is used. Incentive programs for individual customers that might fall under the cash gift restriction must be reviewed and approved specifically by the Legal Department before implementation.

Token gifts may be given to business contacts, but the aggregate value of all such gifts given to the business contact may not exceed $100 in any twelve-month period without the permission of the Chairperson of the Ethics Committee. If an employee believes that it would be appropriate to give a gift with a value exceeding $100 to a business contact in a specific situation, he or she must submit a written request to the Chairperson of the Ethics Committee. The request should specify:

•	the name of the giver;

•	the name of the intended recipient and his or her employer;

•	the nature of the gift and its monetary value;

•	the nature of the business relationship; and

•	the reason the gift is being given.

NASD and MSRB regulations do not permit gifts in excess of the $100 limit for gifts given in connection with Investment Services’ business.

It is important to remember that some clients or potential clients (e.g., states and municipalities) have very stringent restrictions and/or prohibitions on the acceptance of gifts or business entertainment by their personnel.

2-7

International Personnel must report to the TRP International Compliance Team any business gifts they give or receive, other than gifts of nominal value (e.g., pens, diaries, calendars).

Additional Requirements for the Giving of Gifts in Connection with the Broker/Dealer. NASD Conduct Rule 3060 imposes stringent reporting requirements for gifts given to any principal, employee, agent or similarly situated person where the gift is in connection with Investment Services’ business with the recipient’s employer. Examples of gifts that fall under this rule would include any gift given to an employee of a company to which our firm provides investment products such as mutual funds (e.g., many 401(k) plans) or to which we are marketing broker/dealer products or services. Under this NASD rule, gifts may not exceed $100 and persons associated with Investment Services, including its registered representatives, must report each such gift.

The NASD reporting requirement is normally met when an item is ordered electronically from the Corporate Gift website. If a gift is obtained from another source, it must be reported to the Code Compliance Section. The report to the Code Compliance Section should include:

•	the name of the giver;

•	the name of the recipient and his or her employer;

•	the nature of the gift and its monetary value;

•	the nature of the business relationship; and

•	the date the gift was given.

The MSRB has similar restrictions in this area. See MSRB Rule G-20.

Entertainment. Our firm’s $100 limit on the acceptance and giving of gifts not only applies to gifts of merchandise, but also covers the enjoyment or use of property or facilities for weekends, vacations, trips, dinners, and the like. However, this limitation does not apply to dinners, sporting events and other activities that are a normal part of a business relationship. To illustrate this principle, the following examples are provided:

First Example: The head of institutional research at brokerage firm “X” (whom you have known and done business with for a number of years) invites you and your wife to join her and her husband for dinner and afterwards a theatrical production.

Second Example: You wish to see a recent hit play, but are told it is sold out. You call a broker friend who works at company “X” to see if he can get tickets for you. The broker says yes and offers you two tickets free of charge.

Third Example: You have been invited by a vendor to a multi-day excursion to a resort where the primary focus is entertainment as opposed to business. The vendor has offered to pay your travel and lodging for this trip.

2-8

In the first example, it would be proper for you to accept the invitation.

With respect to the second example, it would not be proper to solicit a person doing business with the firm for free tickets to any event. You could, however, accept the tickets if you pay for them at their face value or, if greater, at the cost to the broker. As discussed above, if the business contact providing the tickets or one of his or her associates does not accompany you to the event, the tickets are a gift and not a form of business entertainment.

With respect to the third example, trips of substantial value, such as multi-day excursions to resorts, hunting locations or sports events, where the primary focus is entertainment as opposed to business activities, would not be considered a normal part of a business relationship. Generally, such invitations may not be accepted unless our firm or the employee pays for the cost of the excursion and the employee has obtained approval from his or her supervisor and Division Head (if different).

The same principles apply if an employee wishes to entertain a business contact. Inviting business contacts and, if appropriate, their guests, to an occasional meal, sporting event, the theater, or comparable entertainment is acceptable as long as it is neither so frequent nor so extensive as to raise any question of propriety. It is important to understand that if an employee provides, for example, tickets to a sporting event to a business contact, and no one is present from our firm at the event, the tickets are a gift, not business entertainment and the limits on gifts apply. If an employee wishes to pay for a business guest’s transportation (e.g., airfare) and/or accommodations as part of business entertainment, he or she must first receive the permission of his or her supervisor and the Chairperson of the Ethics Committee. Some clients or potential clients (e.g., states and municipalities) have very stringent restrictions and/or prohibitions on the acceptance of business entertainment or gifts by their personnel.

Research Trips. Occasionally, brokers or portfolio companies invite employees of our firm to attend or participate in research conferences, tours of portfolio companies’ facilities, or meetings with the management of such companies. These invitations may involve traveling extensive distances to and from the sites of the specified activities and may require overnight lodging. Employees may not accept any such invitations until approval has been secured from their Division Heads. As a general rule, such invitations should only be accepted after a determination has been made that the proposed activity constitutes a valuable research opportunity that will be of primary benefit to our clients. All travel expenses to and from the sites of the activities, and the expenses of any overnight lodging, meals or other accommodations provided in connection with such activities, should be paid for by our firm except in situations where the costs are considered to be insubstantial and are not readily ascertainable.

Other Payments from Brokers, Portfolio Companies, and Vendors. Employees may not accept reimbursement from brokers, portfolio companies and vendors for travel and hotel expenses; speaker fees or honoraria for addresses or papers given before audiences; or consulting services or advice they may render. Likewise, employees may neither request nor accept loans or personal services from these entities except as offered on the same basis to similarly situated individuals or the general public (e.g., permitted margin accounts, credit cards).

2-9

Health and Safety in the Workplace. Price Group recognizes its responsibility to provide personnel a safe and healthful workplace and proper facilities to help them do their jobs effectively.

Human Resources

Equal Opportunity. Price Group is committed to the principles of Equal Employment. We believe our continued success depends on the equal treatment of all employees and applicants without regard to race, creed, color, national origin, sex, age, disability, marital status, sexual orientation, alienage or citizenship status, veteran status, genetic predisposition or carrier status, or any other classification protected by federal, state or local laws.

This commitment to Equal Opportunity covers all aspects of the employment relationship including recruitment, application and initial employment, promotion and transfer, selection for training opportunities, wage and salary administration, and the application of service, retirement, and employee benefit plan policies.

All members of the T. Rowe Price staff are expected to comply with the spirit and intent of our Equal Employment Opportunity Policy.

If you feel you have not been treated in accordance with this policy, contact your immediate supervisor, the appropriate Price Group manager or a Human Resources representative. No retaliation will be taken against you if you report an incident of alleged discrimination in good faith.

Drug Free and Alcohol Free Environment. Price Group is committed to providing a drug-free workplace and preventing alcohol abuse. Drug and alcohol misuse and abuse affect the health, safety, and well-being of all Price Group employees and customers and restrict the firm’s ability to carry out its mission. Personnel must perform job duties unimpaired by illegal drugs or the improper use of legal drugs or alcohol.

Past and Current Litigation. As a condition of employment, each new employee is required to answer a questionnaire regarding past and current civil (including arbitrations) and criminal actions and certain regulatory matters. Price Group uses the information obtained through these questionnaires to answer questions asked on governmental and self-regulatory organization registration forms and for insurance and bonding purposes.

Each employee is responsible for keeping answers on the questionnaire current.

An employee should notify Human Resources and either the Legal Department or the TRP International Compliance Team promptly if he or she:

•

Becomes the subject of any proceeding or is convicted of or pleads guilty or no contest to or agrees to enter a pretrial diversion program relating to any felony or misdemeanor or similar criminal charge in a United States (federal, state, or local), foreign or military court, or

2-10

•

Becomes the subject of a Regulatory Action, which includes any action by the SEC, the FSA, the SFC, the MAS, the KLFB, the FSA Japan, a state, a foreign government, a federal, state or foreign regulatory agency or any domestic or foreign self-regulatory organization relating to securities or investment activities, dishonesty, breach of trust, or money laundering as well as any court proceeding that has or could result in a judicial finding of a violation of statutes or regulations related to such activities or in an injunction in connection with any such activities.

Policy Against Harassment and Discrimination. Price Group is committed to providing a safe working environment in which all individuals are treated with respect and dignity. Individuals at Price Group have the right to enjoy a workplace that is conducive to high performance, promotes equal opportunity, and prohibits discrimination including harassment.

Price Group will not tolerate harassment, discrimination, or other types of inappropriate behavior directed by or towards an associate, supervisor, manager, contractor, vendor, customer, visitor, or other business partner. Accordingly, our zero tolerance policy will not tolerate sexual harassment, harassment, or intimidation of any associate based on race, color, national origin, religion, creed, gender, sexual orientation, age, disability, veteran, marital or any other status protected by federal, state, or local law. In addition, Price Group will not tolerate slurs, threats, intimidation, or any similar written, verbal, physical, or computer-related conduct that denigrates or shows hostility or aversion toward any individual based on their protected status. Harassment will not be tolerated on our property or in any other work-related setting such as business-sponsored social events or business trips.

If you are found to have engaged in conduct inconsistent with this policy, you will be subject to appropriate disciplinary action, up to and including, termination of employment.

Illegal Payments. State, United States, and international laws prohibit the payment of bribes, kickbacks, inducements or other illegal gratuities or payments by or on behalf of Price Group. Price Group, through its policies and practices, is committed to comply fully with these laws. The U.S. Foreign Corrupt Practices Act makes it a crime to corruptly give, promise or authorize payment, in cash or in kind, for any service to a foreign official or political party in connection with obtaining or retaining business. If you are solicited to make or receive an illegal payment, you should contact the Legal Department.

Inside Information. The purchase or sale of securities while in possession of material, inside information is prohibited by U.S., U.K., state and other governmental laws and regulations. Information is considered inside and material if it has not been publicly disclosed and is sufficiently important that it would affect the decision of a reasonable person to buy, sell or hold securities in an issuer, including Price Group. Under no circumstances may you transmit such information to any other person, except to Price Group personnel who are required to be kept informed on the subject. You should read and understand the Statement of Policy on Material, Inside (Non-Public) Information (see page 3-1).

Investment Clubs. The following discussion of obligations of Access Persons does not apply to the independent directors of the Price Funds. Access Persons must receive the prior clearance of the

2-11

Chairperson of the Ethics Committee or his or her designee before forming or participating in a stock or investment club. Transactions in which Access Persons have beneficial ownership or control (see p. 4-4) through investment clubs are subject to the firm’s Statement of Policy on Securities Transactions. As described on p. 4-25, approval to form or participate in a stock or investment club may permit the execution of securities transactions without prior transaction clearance by the Access Person, except transactions in Price Group stock, if the Access Person has beneficial ownership solely by virtue of his or her spouse’s participation in the club and has no investment control or input into decisions regarding the club’s securities transactions. Non-Access Persons (defined on p. 4-4) do not have to receive prior clearance to form or participate in a stock or investment club and need only obtain prior clearance of transactions in Price Group stock.

Marketing and Sales Activities. All written and oral marketing materials and presentations (including performance data) (e.g., advertisements; sales literature) must be in compliance with applicable SEC, NASD, Association of Investment Management and Research (“AIMR”), FSA, and other applicable international requirements. All such materials (whether for the Price Funds, non-Price funds, or various advisory or Brokerage services) must be reviewed and approved by the Legal Department or the TRP International Compliance Team, as appropriate, prior to use. All performance data distributed outside the firm, including total return and yield information, must be obtained from databases sponsored by the Performance Group.

Political Activities and Contributions. In support of the democratic process, Price Group encourages its eligible employees to exercise their rights as citizens by voting in all elections. Price Group encourages employees to study the issues and platforms as part of the election process, but does not direct employees to support any particular political party or candidate.

All U.S.-based officers and directors of Price Group and its subsidiaries are required to disclose certain Maryland local and state political contributions on a semi-annual basis through a Political Contribution Questionnaire sent to officers and directors each January and July. In addition, certain employees associated with Investment Services are subject to limitations on and additional reporting requirements about their political contributions under Rule G-37 of the United States Municipal Securities Rulemaking Board (“MSRB”).

United States law prohibits corporate contributions to campaign elections for federal office (e.g., U.S. Senate and House of Representatives). This means that Price Group cannot use corporate funds, either directly or indirectly, to help finance any federal political candidate or officeholder. It also means that the firm cannot provide paid leave time to employees for political campaign activity. However, employees may use personal time or paid vacation or may request unpaid leave to participate in political campaigning.

T. Rowe Price makes political contributions to candidates for local and state offices in Maryland via the T. Rowe Price Maryland Political Contribution Committee. T. Rowe Price does not reimburse employees for making contributions to individual candidates or committees.

The applicable state or local law controls the use of corporate funds in the context of state and local elections. No political contribution of corporate funds, direct or indirect, to any political candidate or party, or to any other program that might use the contribution for a political candidate or party, or use of corporate property, services or other assets may be made without the written prior approval of

2-12

the Legal Department. These prohibitions cover not only direct contributions, but also indirect assistance or support of candidates or political parties through purchase of tickets to special dinners or other fundraising events, or the furnishing of any other goods, services or equipment to political parties or committees. Neither Price Group nor its employees or independent directors may make a political contribution for the purpose of obtaining or retaining business with government entities.

T. Rowe Price does not have a Political Action Committee (“PAC”). However, T. Rowe Price has granted permission to the Investment Company Institute’s PAC (“ICI PAC”), which serves the interests of the investment company industry, to solicit T. Rowe Price’s senior management on an annual basis to make contributions to ICI PAC or candidates designated by ICI PAC. Contributions to ICI PAC are entirely voluntary.

Employees, officers, and directors of T. Rowe Price may not solicit campaign contributions from employees without adhering to T. Rowe Price’s policies regarding solicitation. These include the following:

•	It must be clear that the solicitation is personal and is not being made on behalf of T. Rowe Price.

•	It must be clear that any contribution is entirely voluntary.

•	T. Rowe Price’s stationery and email system may not be used.

From time to time, the Legal Department sends to U.S.-based vice presidents and inside directors a memorandum describing the requirements of United States and pertinent state law in connection with political contributions. This memorandum is also posted on the firm’s Intranet site under Corporate/Legal so that it is available to everyone employed by or associated with the firm.

An employee may participate in political campaigns or run for political office, provided this activity does not conflict with his or her job responsibilities. See p. 2-2. Should the employee have any questions, he or she should consult with his or her immediate supervisor.

Lobbying. It is important to realize that under some state laws, even limited contact, either in person or by other means, with public officials in that state may trigger that state’s lobbying laws. For example, in Maryland, if $2,500 of a person’s compensation can be attributed to face-to-face contact with legislative or executive officials in a six-month reporting period, he or she may be required to register as a Maryland lobbyist subject to a variety of restrictions and requirements. Therefore, it is imperative that you avoid any lobbying on behalf of the firm, whether in-person or by other means (e.g., telephone, letter) unless the activity is cleared first by the Legal Department, so that you do not inadvertently become subject to regulation as a lobbyist. If you have any question whether your contact with a state’s officials may trigger lobbying laws in that state, please contact the Legal Department before proceeding.

Protection of Corporate Assets. All personnel are responsible for taking measures to ensure that Price Group’s assets are properly protected. This responsibility not only applies to our business facilities, equipment and supplies, but also to intangible assets such as proprietary, research or marketing information, corporate trademarks and servicemarks, copyrights, client relationships and business opportunities. Accordingly, you may not solicit for your personal benefit clients or utilize client relationships to the detriment of the firm. Similarly, you may not solicit co-workers to act in any manner detrimental to the firm’s interests.

2-13

Quality of Services. It is a continuing policy of Price Group to provide investment products and services that: (1) meet applicable laws, regulations and industry standards; (2) are offered to the public in a manner that ensures that each client/shareholder understands the objectives of each investment product selected; and (3) are properly advertised and sold in accordance with all applicable SEC, FSA, NASD, and other international, state and self-regulatory rules and regulations.

The quality of Price Group’s investment products and services and operations affects our reputation, productivity, profitability and market position. Price Group’s goal is to be a quality leader and to create conditions that allow and encourage all employees to perform their duties in an efficient, effective manner.

Record Retention. Under various U.S., U.K., state, and other governmental laws and regulations, certain of Price Group’s subsidiaries are required to produce, maintain and retain various records, documents and other written (including electronic) communications. For example, U.S. law generally requires an investment adviser to retain required records in a readily accessible location for not less than five years from the end of the fiscal year during which the record was made (the current year and the two immediately preceding years in an appropriate office of the adviser), although some records may be required to be retained longer depending on their nature. See Tab 7, Investment Adviser Compliance Manual. Any questions regarding retention requirements should be addressed to the Legal Department or the TRP International Compliance Team, as appropriate.

Once the firm is aware of threatened litigation or a governmental investigation, its personnel are legally prohibited from destroying any evidence relevant to the case or investigation. The destruction of such evidence by you could subject you and/or the firm to criminal charges of obstruction of justice. Such evidence includes emails, memoranda, board agendas, recorded conversations, studies, work papers, computer notes, personal hand-written notes, phone records, expense reports or similar material relating to the possible litigation or investigation. Even if such a document is scheduled to be destroyed under our firm’s record retention program, it must be retained until the litigation or investigation has concluded.

All personnel are responsible for adhering to the firm’s record maintenance and retention policies.

Referral Fees. United States securities laws strictly prohibit the payment of any type of referral fee unless certain conditions are met. This would include any compensation to persons who refer clients or shareholders to us (e.g., brokers, registered representatives, consultants, or any other persons) either directly in cash, by fee splitting, or indirectly by the providing of gifts or services (including the allocation of brokerage). FSA also prohibits the offering of any inducement likely to conflict with the duties of the recipient. No arrangements should be entered into obligating Price Group or any employee to pay a referral fee unless approved first by the Legal Department.

Release of Information to the Press. All requests for information from the media concerning T. Rowe Price Group’s corporate affairs, mutual funds, investment services, investment philosophy and policies, and related subjects should be referred to the appropriate Public Relations contact for reply. Investment professionals who are contacted directly by the press concerning a particular fund’s investment strategy or market outlook may use their own discretion, but are advised to check with the appropriate Public Relations contact if they do not know the reporter or feel it may be inappropriate to comment on a particular matter. Public Relations contact persons are listed in Appendix A.

2-14

Responsibility to Report Violations. The following is a description of reporting requirements and procedures that may or do arise if an officer or employee becomes aware of material violations of the Code or applicable laws or regulations.

General Obligation. If an employee becomes aware of a material violation of the Code or any applicable law or regulation, he or she must report it to the Chief Compliance Officer of the applicable Price Adviser (“Chief Compliance Officer”) or his or her designee, provided the designee provides a copy of all reports of violations to the Chief Compliance Officer. Any report may be submitted anonymously; anonymous complaints must be in writing and sent in a confidential envelope to the Chief Compliance Officer. U.K. employees may also contact the FSA. See Appendix A regarding the Chief Compliance Officer to whom reports should be made.

It is Price Group’s policy that no adverse action will be taken against any person who becomes aware of a violation of the Code and reports the violation in good faith.

Sarbanes-Oxley Whistleblower Procedures. Pursuant to the Sarbanes-Oxley Act, the Audit Committee of Price Group has adopted procedures (“Procedures”) regarding the receipt, retention and treatment of complaints received by Price Group regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of Price Group or any of its affiliates of concerns regarding questionable accounting or auditing matters. All employees should familiarize themselves with these Procedures, which are posted on the firm’s intranet site under Corporate/Legal/Policies.

Under the Procedures, complaints regarding certain auditing and accounting matters should be sent to Chief Legal Counsel, T. Rowe Price Group, Inc., The Legal Department either through interoffice mail or by mail to P.O. Box 37283, Baltimore, Maryland 21297-3283.

Sarbanes-Oxley Attorney Reporting Requirements. Attorneys employed or retained by Price Group or any of the Price Funds are also subject to certain reporting requirements under the Sarbanes-Oxley Act. The relevant procedures are posted on the firm’s intranet site under Corporate/Legal/Policies.

Service as Trustee, Executor or Personal Representative. You may serve as the trustee, co-trustee, executor or personal representative for the estate of or a trust created by close family members. You may also serve in such capacities for estates or trusts created by nonfamily members. However, if an Access Person expects to be actively involved in an investment capacity in connection with an estate or trust created by a nonfamily member, he or she must first be granted permission by the Ethics Committee. If you serve in any of these capacities, securities transactions effected in such accounts will be subject to the prior transaction clearance (Access Persons only, except for Price Group stock transactions, which require prior transaction clearance by all personnel) and reporting requirements (Access Persons and Non-Access Persons) of our Statement of Policy on Securities Transactions. Although Access Persons, the independent directors of the Price Funds are not subject to the prior transaction clearance requirements and are subject to modified reporting as described on pp. 4-22 to 4-24.

2-15

If you presently serve in any of these capacities for nonfamily members, you should report the relationship in writing to the Ethics Committee.

Speaking Engagements and Publications. Employees are often asked to accept speaking engagements on the subject of investments, finance, or their own particular specialty with our organization. This is encouraged by the firm, as it enhances our public relations, but you should obtain approval from your supervisor and the head of your Division before you accept such requests. You may also accept an offer to teach a course or seminar on investments or related topics (for example, at a local college) in your individual capacity with the approval of your supervisor and the head of your Division and provided the course is in compliance with the Guidelines found in Investment Services’ Compliance Manual.

Before making any commitment to write or publish any article or book on a subject related to investments or your work at Price Group, approval should be obtained from your supervisor and the head of your Division.

February, 2005

2-16

APPENDIX A TO THE T. ROWE PRICE GROUP, INC.

CODE OF ETHICS AND CONDUCT

•

Brokerage Control Committees. There are three Brokerage Control Committees which set the policy regarding the allocation of client brokerage. For more information for the U.S.- based advisers, contact Art Varnado of the Fixed Income Committee or Jim Kennedy of the Equity Committee, as appropriate, in Baltimore. For more information for the international advisers, contact David Warren or Neil Smith of the International Committee, in London.

•

Chief Compliance Officer. The Chief Compliance Officer of the U.S. Price Advisers (i.e., TRPA, TRPAS, TRPSAM, TRP Canada) is John Gilner. The Chief Compliance Officer of the International Price Advisers (i.e., TRPI, TRPGIS, TRPGAM) is Calum Ferguson.

•	Ethics Committee. The members of the Ethics Committee are David Warren in London and Henry Hopkins, Andy Brooks, Jim Kennedy, Mary Miller, John Gilner, and Melody Jones in Baltimore.

•

Chairperson of the Ethics Committee. The Chairperson of the Ethics Committee is Henry Hopkins. Requests to him should be sent to the attention of John Gilner in the Legal Department, except that requests regarding IPO’s for U.S. Access Persons who are Non-Investment Personnel may be directed to either John Gilner or Andy Brooks.

•	Code Compliance Section. The members of the Code Compliance Section are John Gilner, Dottie Jones, Karen Clark, and Lisa Daniels.

•	TRP International Compliance Team. The members of the TRP International Compliance Team in London are Calum Ferguson, Carol Bambrough, Jeremy Fisher, Sophie West, Maxine Martin and Louise Jones.

•	Designated Person, TRP International Compliance Team. Carol Bambrough, Louise Jones, and Jeremy Fisher.

•	Designated Person, Code Compliance Section. Dottie Jones; Karen Clark.

•	Management Committee. George A. Roche, Edward C. Bernard, James A.C. Kennedy, Mary Miller, James S. Riepe, Brian C. Rogers, and David J.L. Warren.

•	Public Relations Contacts. Steven Norwitz in Baltimore and Christian Elsmark in London.

February, 2005

2A

T. ROWE PRICE GROUP, INC.

STATEMENT OF POLICY

ON

MATERIAL, INSIDE (NON-PUBLIC) INFORMATION

Purpose of Statement of Policy. The purpose of this Statement of Policy (“Statement”) is to comply with the United States Insider Trading and Securities Fraud Enforcement Act’s (“Act”) requirement to establish, maintain, and enforce written procedures designed to prevent insider trading and to explain: (i) the general legal prohibitions and sanctions regarding insider trading under both U. S. and U.K. law; (ii) the meaning of the key concepts underlying the prohibitions; (iii) your obligations in the event you come into possession of material, non-public information; and (iv) the firm’s educational program regarding insider trading.

Additionally Hong Kong, Singapore, Japan, most European countries and many other jurisdictions have laws and regulations prohibiting the misuse of inside information. While no specific reference is made to these laws and regulations in this Statement, the Statement should provide general guidance regarding appropriate activities to employees who trade in these markets. There is, however, no substitute for knowledge of local laws and regulations and employees are expected to understand all relevant local requirements and comply with them. Any questions regarding the laws or regulations of any jurisdiction should be directed to the Legal Department or the TRP International Compliance Team.

Price Group has also adopted a Statement of Policy on Securities Transactions (see page 4-1), which requires both Access Persons (see p. 4-3) and Non-Access Persons (see p. 4-4) to obtain prior transaction clearance with respect to their transactions in Price Group stock and requires Access Persons to obtain prior transaction clearance with respect to all pertinent securities transactions. In addition, both Access Persons and Non-Access Persons are required to report such transactions on a timely basis to the firm. The independent directors of the Price Funds, although Access Persons, are not subject to prior transaction clearance requirements and are subject to modified reporting as described on pp. 4-22 to 4-24.

The Basic Insider Trading Prohibition. The “insider trading” doctrine under United States securities laws generally prohibits any person (including investment advisers) from:

•	trading in a security while in possession of material, non-public information regarding the issuer of the security;

•	tipping such information to others;

•	recommending the purchase or sale of securities while in possession of such information;

•	assisting someone who is engaged in any of the above activities.

3-1

Thus, “insider trading” is not limited to insiders of the issuer whose securities are being traded. It can also apply to non-insiders, such as investment analysts, portfolio managers, consultants and stockbrokers. In addition, it is not limited to persons who trade. It also covers persons who tip material, non-public information or recommend transactions in securities while in possession of such information. A “security” includes not just equity securities, but any security (e.g., corporate and municipal debt securities, including securities issued by the federal government).

Policy of Price Group on Insider Trading. It is the policy of Price Group and its affiliates to forbid any of their officers, directors, employees, or other personnel (e.g., consultants) while in possession of material, non-public information, from trading securities or recommending transactions, either personally or in their proprietary accounts or on behalf of others (including mutual funds and private accounts) or communicating material, non-public information to others in violation of securities laws of the United States, the United Kingdom, or any other country that has jurisdiction over its activities. Material, non-public information includes not only certain information about issuers, but also certain information about T. Rowe Price Group, Inc. and its operating subsidiaries and may include the Price Advisers’ securities recommendations and holdings and transactions of Price Adviser clients, including mutual funds. See p. 3-8

“Need to Know” Policy. All information regarding planned, prospective or ongoing securities transactions must be treated as confidential. Such information must be confined, even within the firm, to only those individuals and departments that must have such information in order for the respective entity to carry out its engagement properly and effectively. Ordinarily, these prohibitions will restrict information to only those persons who are involved in the matter.

Transactions Involving Price Group Stock. You are reminded that you are an “insider” with respect to Price Group since Price Group is a public company and its stock is traded in the over-the-counter market. It is therefore important that you not discuss with family, friends or other persons any matter concerning Price Group that might involve material, non-public information, whether favorable or unfavorable.

Sanctions. Penalties for trading on material, non-public information are severe, both for the individuals involved in such unlawful conduct and for their firms. A person or entity that violates the insider trading laws can be subject to some or all of the penalties described below, even if he/she/it does not personally benefit from the violation:

•	Injunctions;

•	Treble damages;

•	Disgorgement of profits;

•	Criminal fines;

•	Jail sentences;

•

Civil penalties for the person who committed the violation (which would, under normal circumstances, be the employee and not the firm) of up to three times the profit gained or loss avoided, whether or not the individual actually benefited; and

•

Civil penalties for the controlling entity (e.g., Price Associates) and other persons, such as managers and supervisors, who are deemed to be controlling persons, of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided under U.S. law. Fines can be unlimited under U.K. law.

3-2

In addition, any violation of this Statement can be expected to result in serious sanctions being imposed by Price Group, including dismissal of the person(s) involved.

The provisions of U.S. and U.K. law discussed below and the laws of other jurisdictions are complex and wide ranging. If you are in any doubt about how they affect you, you must consult the Legal Department or the TRP International Compliance Team, as appropriate.

U.S. LAW AND REGULATION REGARDING INSIDER TRADING PROHIBITIONS

Introduction. “Insider trading” is a top enforcement priority of the Securities and Exchange Commission. In 1988, the Insider Trading and Securities Fraud Enforcement Act was signed into law. This Act has had a far-reaching impact on all public companies and especially those engaged in the securities brokerage or investment advisory industries, including directors, executive officers and other controlling persons of such companies. Specifically, the Act:

Written Procedures. Requires SEC-registered brokers, dealers and investment advisers to establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material, non-public information by such persons.

Civil Penalties. Imposes severe civil penalties on brokerage firms, investment advisers, their management and advisory personnel and other “controlling persons” who fail to take adequate steps to prevent insider trading and illegal tipping by employees and other “controlled persons.” Persons who directly or indirectly control violators, including entities such as Price Associates and their officers and directors, face penalties to be determined by the court in light of the facts and circumstances, but not to exceed the greater of $1,000,000 or three times the amount of profit gained or loss avoided as a result of the violation.

Criminal Penalties. Provides as penalties for criminal securities law violations:

•	Maximum jail term — from five to ten years;

•	Maximum criminal fine for individuals — from $ 100,000 to $ 1,000,000;

•	Maximum criminal fine for entities — from $500,000 to $2,500,000.

Private Right of Action. Establishes a statutory private right of action on behalf of contemporaneous traders against insider traders and their controlling persons.

Bounty Payments. Authorizes the SEC to award bounty payments to persons who provide information leading to the successful prosecution of insider trading violations. Bounty payments are at the discretion of the SEC, but may not exceed 10% of the penalty imposed.

The Act has been supplemented by three SEC rules, 10b5-l, 10b5-2 and FD, which are discussed later in this Statement.

3-3

Basic Concepts of Insider Trading. The four critical concepts under United States law in insider trading cases are: (1) fiduciary duty/misappropriation, (2) materiality, (3) non-public, and (4) use/possession. Each concept is discussed below.

Fiduciary Duty/Misappropriation. In two decisions, Dirks v. SEC and Chiarella v. United States, the United States Supreme Court held that insider trading and tipping violate the federal securities law if the trading or tipping of the information results in a breach of duty of trust or confidence.

A typical breach of duty arises when an insider, such as a corporate officer, purchases securities of his or her corporation on the basis of material, non-public information. Such conduct breaches a duty owed to the corporation’s shareholders. The duty breached, however, need not be to shareholders to support liability for insider trading; it could also involve a breach of duty to a client, an employer, employees, or even a personal acquaintance. For example, courts have held that if the insider receives a personal benefit (either direct or indirect) from the disclosure, such as a pecuniary gain or reputational benefit, that would be enough to find a fiduciary breach.

The concept of who constitutes an “insider” is broad. It includes officers, directors and employees of an issuer. In addition, a person can be a “temporary insider” if he or she enters into a confidential relationship in the conduct of an issuer’s affairs and, as a result, is given access to information solely for the issuer’s purpose. A temporary insider can include, among others, an issuer’s attorneys, accountants, consultants, and bank lending officers, as well as the employees of such organizations. In addition, any person may become a temporary insider of an issuer if he or she advises the issuer or provides other services, provided the issuer expects such person to keep any material, non-public information disclosed confidential.

Court decisions have held that under a “misappropriation” theory, an outsider (such as an investment analyst) may be liable if he or she breaches a duty to anyone by: (1) obtaining information improperly, or (2) using information that was obtained properly for an improper purpose. For example, if information is given to an analyst on a confidential basis and the analyst uses that information for trading purposes, liability could arise under the misappropriation theory. Similarly, an analyst who trades in breach of a duty owed either to his or her employer or client may be liable under the misappropriation theory. For example, the Supreme Court upheld the misappropriation theory when a lawyer received material, non-public information from a law partner who represented a client contemplating a tender offer, where that lawyer used the information to trade in the securities of the target company.

SEC Rule 10b5-2 provides a non-exclusive definition of circumstances in which a person has a duty of trust or confidence for purposes of the “misappropriation” theory of insider trading. It states that a “duty of trust or confidence” exists in the following circumstances, among others:

(1)	Whenever a person agrees to maintain information in confidence;

(2)	Whenever the person communicating the material nonpublic information and the person to whom it is communicated have a history, pattern, or practice of sharing confidences, that resulted in a reasonable expectation of confidentiality; or

3-4

(3)	Whenever a person receives or obtains material nonpublic information from his or her spouse, parent, child, or sibling unless it is shown affirmatively, based on the facts and circumstances of that family relationship, that there was no reasonable expectation of confidentiality.

The situations in which a person can trade while in possession of material, non-public information without breaching a duty are so complex and uncertain that the only safe course is not to trade, tip or recommend securities while in possession of material, non-public information.

Materiality. Insider trading restrictions arise only when the information that is used for trading, tipping or recommendations is “material.” The information need not be so important that it would have changed an investor’s decision to buy or sell; rather, it is enough that it is the type of information on which reasonable investors rely in making purchase, sale, or hold decisions.

Resolving Close Cases. The United States Supreme Court has held that, in close cases, doubts about whether or not information is material should be resolved in favor of a finding of materiality. You should also be aware that your judgment regarding materiality may be reviewed by a court or the SEC with the 20-20 vision of hindsight.

Effect on Market Price. Any information that, upon disclosure, is likely to have a significant impact on the market price of a security should be considered material.

Future Events. The materiality of facts relating to the possible occurrence of future events depends on the likelihood that the event will occur and the significance of the event if it does occur.

Illustrations. The following list, though not exhaustive, illustrates the types of matters that might be considered material: a joint venture, merger or acquisition; the declaration or omission of dividends; the acquisition or loss of a significant contract; a change in control or a significant change in management; a call of securities for redemption; the borrowing of a significant amount of funds; the purchase or sale of a significant asset; a significant change in capital investment plans; a significant labor dispute or disputes with subcontractors or suppliers; an event requiring an issuer to file a current report on Form 8-K with the SEC; establishment of a program to make purchases of the issuer’s own shares; a tender offer for another issuer’s securities; an event of technical default or default on interest and/or principal payments; advance knowledge of an upcoming publication that is expected to affect the market price of the stock.

Non-Public Vs. Public Information. Any information that is not “public” is deemed to be “non-public.” Just as an investor is permitted to trade on the basis of information that is not material, he or she may also trade on the basis of information that is public. Information is considered public if it has been disseminated in a manner making it available to investors generally. An example of non-public information would include material information provided to a select group of analysts but not made available to the investment community at large. Set forth below are a number of ways in which non-public information may be made public.

3-5

Disclosure to News Services and National Papers. The U.S. stock exchanges require exchange-traded issuers to disseminate material, non-public information about their companies to: (1) the national business and financial newswire services (Dow Jones and Reuters); (2) the national service (Associated Press); and (3) The New York Times and The Wall Street Journal.

Local Disclosure. An announcement by an issuer in a local newspaper might be sufficient for an issuer that is only locally traded, but might not be sufficient for an issuer that has a national market.

Information in SEC Reports. Information contained in reports filed with the SEC will be deemed to be public.

If Price Group is in possession of material, non-public information with respect to a security before such information is disseminated to the public (i.e., such as being disclosed in one of the public media described above), Price Group and its personnel must wait a sufficient period of time after the information is first publicly released before trading or initiating transactions to allow the information to be fully disseminated. Price Group may also follow Chinese Wall procedures, as described on page 3-12 of this Statement.

Concept of Use/Possession. It is important to note that the SEC takes the position that the law regarding insider trading prohibits any person from trading in a security in violation of a duty of trust and confidence while in possession of material, non-public information regarding the security. This is in contrast to trading on the basis of the material, non-public information. To illustrate the problems created by the use of the “possession” standard, as opposed to the “caused” standard, the following three examples are provided:

First, if the investment committee to a Price mutual fund were to obtain material, non-public information about one of its portfolio companies from a Price equity research analyst, that fund would be prohibited from trading in the securities to which that information relates. The prohibition would last until the information is no longer material or non-public.

Second, if the investment committee to a Price mutual fund obtained material, non-public information about a particular portfolio security but continued to trade in that security, then the committee members, the applicable Price Adviser, and possibly management personnel might be liable for insider trading violations.

Third, even if the investment committee to the Fund does not come into possession of the material, non-public information known to the equity research analyst, if it trades in the security, it may have a difficult burden of proving to the SEC or to a court that it was not in possession of such information.

The SEC has expressed its view about the concept of trading “on the basis” of material, nonpublic information in Rule 10b5 -1. Under Rule 10b5 -1, and subject to the affirmative defenses contained in the rule, a purchase or sale of a security of an issuer is “on the basis of” material nonpublic information about that security or issuer if the person making the purchase or sale was aware of the material nonpublic information when the person made the purchase or sale.

3-6

A person’s purchase or sale is not “on the basis of” material, nonpublic information if he or she demonstrates that:

(A) Before becoming aware of the information, the person had:

(1)	Entered into a binding contract to purchase or sell the security;

(2)	Instructed another person to purchase or sell the security for the instructing person’s account, or

(3)	Adopted a written plan for trading securities.

When a contract, instruction or plan is relied upon under this rule, it must meet detailed criteria set forth in Rule 10b5-l(c)(l)(i)(B) and (C).

Under Rule 10b5 -1, a person other than a natural person (e.g., one of the Price Advisers) may also demonstrate that a purchase or sale of securities is not “on the basis of” material nonpublic information if it demonstrates that:

•	The individual making the investment decision on behalf of the person to purchase or sell the securities was not aware of the information; and

•

The person had implemented reasonable policies and procedures, taking into consideration the nature of the person’s business, to ensure that individuals making investment decisions would not violate the laws prohibiting trading on the basis of material nonpublic information. These policies and procedures may include those that restrict any purchase, sale, and causing any purchase or sale of any security as to which the person has material nonpublic information, or those that prevent such individuals from becoming aware of such information.

Tender Offers. Tender offers are subject to particularly strict regulation under the securities laws. Specifically, trading in securities that are the subject of an actual or impending tender offer by a person who is in possession of material, non-public information relating to the offer is illegal, regardless of whether there was a breach of fiduciary duty. Under no circumstances should you trade in securities while in possession of material, non-public information regarding a potential tender offer.

Selective Disclosure of Material, Non-Public Information by Public Companies. The SEC has adopted Regulation FD to prohibit certain issuers from selectively disclosing material, nonpublic information to certain persons who would be expected to trade on it. The rule applies only to publicly-traded domestic (U.S.) companies, not to foreign government or foreign private issuers.

Under this rule, whenever:

•	An issuer, or person acting on its behalf,

•	discloses material, non-public information,

3-7

•	to securities professionals, institutional investors, broker-dealers, and holders of the issuer’s securities,

•	the issuer must make public disclosure of that same information,

•	simultaneously (for intentional disclosures), or

•	promptly within 24 hours after knowledge of the disclosure by a senior official (for non- intentional disclosures)

Regulation FD does not apply to all of the issuer’s employees; rather only communications by an issuer’s senior management (executive officers and directors), its investor relations professionals, and others who regularly communicate with market professionals and security holders are covered. Certain recipients of information are also excluded from the Rule’s coverage, including persons who are subject to a confidentiality agreement, credit rating agencies, and “temporary insiders,” such as the issuer’s lawyers, investment bankers, or accountants.

Information Regarding Price Group.

The illustrations of material information found on page 3-5 of this Statement are equally applicable to Price Group as a public company and should serve as examples of the types of matters that you should not discuss with persons outside the firm. Remember, even though you may have no intent to violate any federal securities law, an offhand comment to a friend might be used unbeknownst to you by such friend to effect purchases or sales of Price Group stock. If such transactions were discovered and your friend were prosecuted, your status as an informant or “tipper” would directly involve you in the case.

U.K. LAW AND REGULATION REGARDING INSIDER TRADING PROHIBITIONS

In the U.K., insider trading is prohibited by two levels of legislation; under criminal law by the Criminal Justice Act 1993 (the “CJA 1993”), and under a parallel civil regime by the Financial Services and Markets Act 2000 (the “FSMA 2000”).

Part VIII of the FSMA 2000 contains provisions that set out the penalties for market abuse. The regulating body in the U.K., the Financial Services Authority (the “FSA”), has issued a Code of Market Conduct that describes this market abuse regime.

Under the Code of Market Conduct there are three types of market abuse offense, one in relation to the misuse of information, one in relation to creating a false or misleading impression, and one in relation to market distortion. A description of the misuse of information offense under the Code of Market Conduct is provided below at page 3-11.

The Criminal Justice Act 1993

The CJA 1993 prohibits an “insider” from:

•	dealing in “securities” about which he or she has “inside information”;

3-8

•	encouraging another person to deal in those securities;

•	disclosing the “inside information” otherwise than in the proper performance of the insider’s employment office or profession.

The definition of “securities” is very wide and is not limited to U.K. securities. The CJA 1993 also covers all dealing in “securities,” whether on or off market and whether done within or without the U.K

The following flow chart illustrates the core concepts under the CJA 1993:

You should keep in mind that even if no regulatory action is taken, an investigation may have adverse consequences, including unfavorable press coverage.

3-9

Who is an Insider? A person has information as an “insider” if:

•	it is, and he or she knows that it is, “inside information” and;

•

he or she has it, and knows that he or she has it, directly or indirectly from an “inside source.” An “inside source” is any director, employee or shareholder of an issuer of securities or anyone having access to the information by virtue of his or her employment, profession, office and duties.

What is Inside Information Under the CJA 1993? “Inside Information” is information which:

•	relates to particular securities, or particular issuers of securities;

•	is specific or precise;

•	has not been “made public”; and

•	is likely to have a significant effect on the price if it were “made public.” Examples of price-sensitive information would include knowledge of any:

•	proposed takeover or merger;

•	potential issuer insolvency;

•	unpublished information as to profits or losses of any issuer for any period;

•	decision by an issuer concerning dividends or other distributions;

•	proposed change in the capital structure of an issuer;

•	material acquisitions or realizations of assets by an issuer;

•	substantial acquisition or disposal of shares of an issuer;

•	proposal to change the general character or nature of the business of an issuer;

•	proposed change in the directors or senior executives of an issuer; and

•	substantial borrowing by an issuer.

When is Information made Public? Information is “made public” if it:

•	is published in accordance with the rules of a regulated market for the purpose of informing investors and their professional advisers;

•	is contained in records open to public inspection;

•	can be readily acquired by any person likely to deal in the securities

3-10

•	to which the information relates, or

•	of an issuer to which the information relates;

•	is derived from information which has been “made public”.

Criminal Penalties. The penalties under the CJA 1993 are a maximum of seven years imprisonment and an unlimited fine.

The Financial Services And Markets Act 2000 – The Misuse Of Information Under The Code Of Market Conduct

Under FSMA 2000, the misuse of information is defined as “behaviour...based on information which is not generally available to those using the market but which, if available to a regular user of the market, would or would be likely to be regarded by him as relevant when deciding the terms on which transactions in investments of the kind in question should be effected.” As required by the FSMA 2000, the FSA has published a Code of Market Conduct that provides guidance in determining which types of behavior may be considered to constitute market abuse. The misuse of information offense is one of the three types of market abuse offense; the other two relate to creating a false or misleading impression and market distortion.

It should be noted that there does not need to be any intent for the market abuse offense to be committed; a person can therefore in theory inadvertently commit an offence. Additionally the market abuse regime under the Code of Market Conduct purports to have extra-territorial reach.

The Code of Market Conduct, including annexes, runs to over a hundred pages and is written in descriptive style which makes it difficult to read, assimilate and apply in practical context. The flow chart attached to this Statement as Appendix B has therefore been prepared to illustrate the principal concepts of the Code of Market Conduct as they relate to the misuse of information. Any questions regarding the Code of Market Conduct should be directed to a member of the TRP International Compliance Team.

Requiring or encouraging – Although individuals may not have personally engaged in market abuse, they still commit an offense if they “require or encourage” another to engage in market abuse. An individual taking (or refraining from taking) any action “requiring or encouraging” another person to engage in market abuse does not have to receive any benefit for an offense to have been committed.

Penalties and Burden of Proof – The standard of proof required for an offense to have been committed under the FSMA 2000 is not the U.K. criminal law standard, i.e. “beyond all reasonable doubt.” The lower U.K. civil law standard of “balance of probabilities” applies, although some areas of the Code of Market Conduct make reference to “reasonable likelihood.” Despite the lower burden of proof, the penalties available to the FSA are severe; the FSA can levy unlimited fines, issue public censure and can suspend or withdraw the authorization of firms or individuals.

3-11

PROCEDURES TO BE FOLLOWED WHEN RECEIVING MATERIAL, NON-PUBLIC INFORMATION

Whenever you believe that you have or may have come into possession of material, non-public information, you should immediately contact the appropriate person or group as described below and refrain from disclosing the information to anyone else, including persons within Price Group, unless specifically advised to the contrary.

Specifically, you may not:

•	Trade in securities to which the material, non-public information relates;

•	Disclose the information to others;

•	Recommend purchases or sales of the securities to which the information relates.

If it is determined that the information is material and non-public, the issuer will be placed on either:

•	A Restricted List (“Restricted List”) in order to prohibit trading in the security by both clients and Access Persons; or

•

A Watch List (“Watch List”), which restricts the flow of the information to others within Price Group in order to allow the Price Advisers investment personnel to continue their ordinary investment activities. This procedure is commonly referred to as a Chinese Wall.

The Watch List is highly confidential and should, under no circumstances, be disseminated to anyone except authorized personnel in the Legal Department and the Code Compliance Section who are responsible for placing issuers on and monitoring trades in securities of issuers included on the Watch List. As described below, if a Designated Person on the TRP International Compliance Team believes that an issuer should be placed on the Watch List, he or she will contact the Code Compliance Section. The Code Compliance Section will coordinate review of trading in the securities of that issuer with the TRP International Compliance Team as appropriate.

The person whose possession of or access to inside information has caused the inclusion of an issuer on the Watch List may never trade or recommend the trade of the securities of that issuer without the specific prior approval of the Legal Department.

The Restricted List is also highly confidential and should, under no circumstances, be disseminated to anyone outside Price Group. Individuals with access to the Restricted List should not disclose its contents to anyone within Price Group who does not have a legitimate business need to know this information.

For U.S.—Based Personnel:

An individual subject to the Code who is based in the United States and is, or believes he or she may be, in possession of material, non-public information should immediately contact the Legal Department. If the Legal Department determines that the information is both material and non-public, the issuer will be placed on either the Watch or Restricted List. If the issuer is placed on the Restricted List, the Code Compliance Section will promptly relay the identity of the issuer, the person(s) in possession of the information, the reason for its inclusion, and the local time and the date on which the issuer was placed

3-12

on the Restricted List to a Designated Person on the TRP International Compliance Team and to the London and Hong Kong Head Dealers or their designees (“Head Dealers”). The Designated Person will place the issuer on the Restricted List in London.

The Watch List is maintained solely by the Code Compliance Section.

If the U.S.-based individual is unsure about whether the information is material or non-public, he or she should immediately contact the Legal Department for advice and may not disclose the information or trade in the security until the issue is resolved. The U.S.-based person may only disclose the information if approved on a “need to know” basis by the Legal Department.

When the information is no longer material or is public, the Code Compliance Section will remove the issuer from the Watch or Restricted List, noting the reason for and the date and local time of removal of the issuer from the List. If the issuer is being removed from the Restricted List, Code Compliance Section will promptly relay this information to a Designated Person on the TRP International Compliance Team and to the London and Hong Kong Head Dealers. The Designated Person will remove the issuer from the Restricted List in London. The Code Compliance Section will document the removal of the issuer from either List.

If you receive a private placement memorandum and the existence of the private offering and/or the contents of the memorandum are material and non-public, you should contact the Legal Department for a determination of whether the issuer should be placed on the Watch or Restricted List.

For International Personnel:

An individual stationed in London, Paris, Copenhagen, Amsterdam, Stockholm, or Buenos Aires will be referred to in this portion of the Statement as “London Personnel.” An individual stationed in Hong Kong, Singapore, Sydney or Tokyo will be referred to in this portion of the Statement as “Hong Kong Personnel.”

•

Procedures for London Personnel. Whenever a person identified as London Personnel is, or believes he or she may be, in possession of material, non-public information about a security or an issuer of a security, he or she should immediately inform one of the Designated Persons on the TRP International Compliance Team that he or she is in possession of such information and the nature of the information. If the information is determined to be material and non-public, the Designated Person on the TRP International Compliance Team will make a record of this notification by contacting a Designated Person in the Code Compliance Section to place the issuer on the Watch List or by placing the issuer on the Restricted List. If the Designated Person on the TRP International Compliance Team places the issuer on the Restricted List, he or she will note such pertinent information as the identity of the issuer, the person(s) in possession of the information, the reason for its inclusion, and the local time and date on which the issuer was placed on this List. If the issuer is placed on the Restricted List, he or she will also promptly relay this information to one of the Designated Persons in the Code Compliance Section, who will place the issuer on the Restricted List in Baltimore, and to the London and Hong Kong Head Dealers.

If the London Personnel is unsure about whether the information is material and non-public, he or she should immediately contact the TRP International Compliance Team, the TRPI Compliance Officer, or the Legal Department for advice and may not disclose the information or trade in the security until the issue is resolved. The London Personnel may only disclose the information if approved on a “need to know” basis by the TRP International Compliance Team, the TRPI Compliance Officer, or the Legal Department.

3-13

When the information is no longer material or is public, one of the Designated Persons on the TRP International Compliance Team will contact a Designated Person in the Code Compliance Section regarding removing the issuer from the Watch List or will remove the issuer from the Restricted List and note the reason for and the date and local time of removal of the issuer from this List. If the issuer is being removed from the Restricted List, he or she will also promptly relay the information to one of the Designated Persons in the Code Compliance Section and to the London and Hong Kong Head Dealers. The Code Compliance Section will remove the issuer from the Restricted List in Baltimore. If the Designated Person on the TRP International Compliance Team is unsure whether the issuer should be removed from the Watch or Restricted List, he or she should first contact the TRPI Compliance Officer or the Legal Department for advice. If the Designated Persons on the TRP Compliance Team are unavailable, the London Employee should contact the TRPI Compliance Officer or the Legal Department regarding removal of the issuer from the Restricted List.

•

Procedures for Hong Kong Personnel. Whenever a person identified as Hong Kong Personnel is, or believes he or she may be, in possession of material, non-public information about a security or the issuer of any security, he or she should immediately inform the Hong Kong Head Dealer that he or she is in possession of such information and the nature of the information. The Hong Kong Head Dealer will make a record of this notification, noting the person(s) in possession of the information, the nature of the information, and the local time and date on which the information was received, and contact by email as soon as possible a Designated Person on the TRP International Compliance Team or, if they are unavailable, in the Code Compliance Section. Until a Designated Person has determined whether the issuer should be placed on the Watch or Restricted List, the Hong Kong Dealing Desk will refrain from trading the securities of the issuer. The Designated Person will inform the Hong Kong Head Dealer and a Designated Person in the other location (i.e., the Code Compliance Section or the TRP International Compliance Team) as soon as possible regarding whether or not the issuer has been placed on the Watch or Restricted List.

If the Hong Kong Personnel is unsure about whether the information is material and non-public, he or she should immediately contact the Hong Kong Head Dealer. The Hong Kong Personnel and the Hong Kong Head Dealer may only disclose the information if approved on a “need to know” basis by the TRP International Compliance Team, the TRPI Compliance Officer, or the Legal Department.

The Hong Kong Personnel or the Hong Kong Head Dealer should contact a Designated Person on the TRP International Compliance Team or in the Code Compliance Section, the TRPI Compliance Officer, or the Legal Department regarding removal of the issuer from the Restricted List. When the information is no longer material and/or non-public, a Designated Person will remove the issuer from the Restricted List, note the reason for and the date and local time of removal of the issuer from this List and promptly relay the information to one of the Designated Persons in the other location and to the Hong Kong Head Dealer. The Designated Person will remove the issuer from the Restricted List in that location. The Hong Kong Personnel or the Hong Kong Head Dealer should contact a Designated Person in the Code Compliance Section regarding removal of the issuer from the Watch List.

3-14

Specific Procedures Relating to the Safeguarding of Inside Information.

To ensure the integrity of the Chinese Wall, and the confidentiality of the Restricted List, it is important that you take the following steps to safeguard the confidentiality of material, non-public information:

•	Do not discuss confidential information in public places such as elevators, hallways or social gatherings;

•	To the extent practical, limit access to the areas of the firm where confidential information could be observed or overheard to employees with a business need for being in the area;

•	Avoid using speaker phones in areas where unauthorized persons may overhear conversations;

•	Where appropriate, maintain the confidentiality of client identities by using code names or numbers for confidential projects;

•

Exercise care to avoid placing documents containing confidential information in areas where they may be read by unauthorized persons and store such documents in secure locations when they are not in use; and

•	Destroy copies of confidential documents no longer needed for a project.

ADDITIONAL PROCEDURES

Education Program. While the probability of research analysts and portfolio managers being exposed to material, non-public information with respect to issuers considered for investment by clients is greater than that of other personnel, it is imperative that all personnel understand this Statement, particularly since the insider trading restrictions also apply to transactions in the stock of Price Group.

To ensure that all appropriate personnel are properly informed of and understand Price Group’s policy with respect to insider trading, the following program has been adopted.

Initial Review for New Personnel. All new persons subject to the Code, which includes this Statement, will be given a copy of it at the time of their association and will be required to certify that they have read it. A representative of the Legal Department or the TRP International Compliance Team, as appropriate, will review the Statement with each new portfolio manager, research analyst, and trader, as well as with any person who joins the firm as a vice president of Price Group, promptly after his or her employment in that position.

Revision of Statement. All persons subject to the Code will be informed whenever this Statement is materially revised.

Annual Review with Research Analysts, Counselors and Traders. A representative of the Legal Department or the TRP International Compliance Team, as appropriate, will review this Statement at least annually with portfolio managers, research analysts, and traders and with other employees as appropriate.

Confirmation of Compliance. All persons subject to the Code will be asked to confirm their understanding of and adherence to this Statement on at least an annual basis.

Questions. If you have any questions with respect to the interpretation or application of this Statement, you are encouraged to discuss them with your immediate supervisor, the Legal Department, or the TRP International Compliance Team as appropriate.

February, 2005

3-15